                                                  March 11, 1997

Votan Corporation
6920 Koll Center Parkway #214
Pleasanton, California  94566

Ladies and Gentlemen:

                  We have assisted in the preparation and filing by Votan Corporation (the "Company") of a Registration Statement on Form S-1, as amended through March 11, 1997 (the "Registration Statement"), with the Securities and Exchange Commission, relating to (i) the issuance and sale of up to 1,840,000 shares of Common Stock (the "Shares"), par value $0.01 per share, including 1,600,000 shares to be offered by the Company and 120,000 shares of Common Stock to be sold by the Company and 120,000 shares of Common Stock to be sold by MOSCOM Corporation as part of the underwriter's over-allotment option and (ii) the issuance and sale of an underwriter's warrant (the "Underwriter's Warrant"), and 160,000 shares of Common Stock to be issued upon conversion of the Underwriter's Warrant (the "Warrant Shares"). A form of underwriting agreement (the "Underwriting Agreement") has been filed as an exhibit to the Registration Statement.

                  We have examined such records and documents and have made such examination of laws as we considered necessary to form a basis for the opinion set forth herein. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies thereof.

                  Based upon and subject to the foregoing, we are of the opinion that:

                  1. The Shares have been duly authorized and, when sold and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

                  2. The issuance of the Underwriter's Warrant has been duly authorized and such warrant when issued will constitute a legal, valid and binding obligation of the Company, and will be enforceable against the Company in accordance with its terms, except as enforceability may be limited by (i) the effect of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the relief of debtors or the rights and remedies of creditors generally, including without limitation the effect of statutory or other law regarding fraudu-

Votan Corporation                                             March 11, 1997
                                                                      Page 2




         lent conveyances and preferential transfers and (ii) limitations imposed by state law, federal law or general equitable principles upon the specific enforceability of any of the remedies, covenants or other provisions of the underwriter's warrant and upon the availability of injunctive relief or other equitable remedies, regardless of whether enforcement of any such agreement is considered a proceeding in equity or at law.

                  3. The Warrant Shares have been duly authorized and, upon exercise of the Underwriter's Warrant in accordance with its terms and payment of the exercise price therefor, will be validly issued, fully paid and non-assessable.

                  We hereby consent to the use of our name in the Registration Statement under the caption "Legal Matters" in the related Prospectus and consent to the filing of this opinion as an exhibit thereto.

                                               Very truly yours,



                                               BROBECK, PHLEGER & HARRISON LLP